Exhibit 10.51

SHARE SALE & PURCHASE AGREEMENT

BETWEEN

SINSIN EUROPE SOLAR ASSET LIMITED PARTNERSHIP

&

SINSIN SOLAR CAPITAL LIMITED PARTNERSHIP

&

SPI CHINA (HK) LIMITED

&

SOLAR POWER, INC

IN RESPECT OF THE ACQUISITION OF SHARES IN

SINSIN RENEWABLE INVESTMENT LIMITED

5th September 2014

An agreement (hereinafter referred to as the “Agreement”) entered into this 5th day of the month of September of the year two thousand and fourteen (2014).

BETWEEN on the one part:-

Sinsin Europe Solar Asset Limited Partnership, a limited liability partnership registered in the Cayman Islands, bearing registration number 70887, and having its registered address situated at Suite 716, 10 Market Street, Grand Cayman KY1-9006, Cayman Islands, being duly represented hereon by its director Dejun Ye, holder of Chinese passport number G51709455 (hereinafter referred to as the “Vendor SES”);

AND on the second part:-

Sinsin Solar Capital Limited Partnership, a limited liability partnership registered in the Cayman Islands, bearing registration number 70738, and having its registered address situated at Suite 716, 10 Market Street, Grand Cayman KY1-9006, Cayman Islands, being duly represented hereon by its director Dejun Ye, holder of Chinese Passport number G51709455 (hereinafter referred to as the “Vendor SSC”);

(Vendor SES and Vendor SSC shall hereinafter be collectively referred to as the “Vendors”)

AND on the third part:-

SPI China (HK) Limited, a company registered in Hong Kong, bearing company registration number 1576998, having its registered address situated at RM 1702, 17/F, Tung Hip Commercial Building, 248 Des Voeux Rd Central, Hong Kong, being duly represented hereon by its director Xiahou Min, holder of Chinese passport number G55871732 (hereinafter referred to as the “Purchaser One”);

AND on the fourth part:-

SOLAR POWER, Inc., a company registered in the State of California, USA, bearing company registration number 20-4956638, having its registered address situated at 201, California St, Suite 1250, San Francisco, California 94111, United States of America being duly represented hereon by its director Xiahou Min, holder of Chinese passport number G55871732 (hereinafter referred to as the “Purchaser Two”).

(Purchaser One and Purchaser Two shall hereinafter be collectively referred to as the “Purchasers”)

(Vendor SES, Vendor SSC, Purchaser One, and Purchaser Two shall hereinafter be individually referred to as a Party and collectively referred to as the “Parties”)

WHEREAS:-

(A)

Vendor SES is the registered owner of ninety-nine thousand nine hundred and ninety-nine (99,999) Ordinary ‘A’ shares having a nominal value of one Euro (€1) each, fully paid up, in Sinsin Renewable Investment Limited, a limited liability company registered in Malta, bearing company registration number C60350, and having its registered address situated at 192, Old Bakery Street, Valletta VLT 1455, Malta (hereinafter referred to as the “Company”);

(B)	Vendor SSC is the registered owner of one (1) Ordinary ‘B’ Share having a nominal value of one Euro (€1), fully paid up in the Company;

(C)

The Company has, at the date hereof, an issued share capital of one hundred thousand Euro (€100,000) divided into ninety-nine thousand nine hundred and ninety-nine (99,999) Ordinary ‘A’ shares having a nominal value of one Euro (€1) each, fully paid up, and one (1) Ordinary ‘B’ Share having a nominal value of one Euro (€1), fully paid up;

(D)

The Vendors want to sell and transfer their entire respective shareholdings in the Company, the Sale Shares (as defined under the Definitions section immediately below), to the Purchasers which want to acquire the Sale Shares;

(E)

The Vendors have agreed to sell the Sale Shares to the Purchasers, subject to the Warranties (as defined below) given by the Vendors in respect of the Sale Shares and under the terms and conditions as set forth in this Agreement;

(F)

The Purchasers have agreed to purchase the Sale Shares and to assume the rights and obligations imposed under this Agreement and the Vendors have agreed to assume the obligations imposed on them under this Agreement; and

(G)	The Parties want to regulate their relationship subject to the terms and conditions set forth in this Agreement.

DEFINITIONS:-

(i)	Words and expressions used in this Agreement in their capitalised form shall, except where the context otherwise requires and except where otherwise defined herein, bear the following meanings:

“Closing”	shall mean the satisfaction of all of the obligations undertaken by the Parties to this Agreement pursuant to Clause 3 hereof;

“Closing Date”	shall mean the date on which Closing takes place;

“Company”

shall mean Sinsin Renewable Investment Limited, a limited liability company registered in Malta, bearing company registration number C60350, and having its registered address situated at 192, Old Bakery Street, Valletta VLT 1455, Malta, including its four Greek subsidiary entities, namely (i) Orion Energy SA, a company registered in Greece, bearing company registration number 121952601000, and having its registered address situated at 2nd Floor, No. 38A, Poseidonos, Alimos 17455, Athens, Greece, (ii) Astraios Energy SA, a company registered in Greece, bearing company registration number 124403101000, and having its registered address situated at 2nd Floor, No. 38A, Poseidonos, Alimos 17455, Athens, Greece, (iii) Jasper Pv Makedonia Energy SA, a company registered in Greece, bearing company registration number 120396401000, and having its registered address situated at 2nd Floor, No. 38A, Poseidonos, Alimos 17455, Athens, Greece and (iv) Photovoltaica Parka Veroia I SA, a company registered in Greece, bearing company registration number 119592301000, and having its registered address situated at 2nd Floor, No. 38A, Poseidonos, Alimos 17455, Athens, Greece;

“Company’s Business”

shall mean the business of the Company comprising the development, acquisition, management, and/or operation of energy solutions, projects, plants, factories, warehouses, stores, and facilities dedicated to the production of alternative energy sources and the facilitation of the distribution, supply and sale of such alternative energy power, and other ancillary activities of the Company as described in the Memorandum and Articles of Association of the Company, as may be amended from time to time, and including the management under title of ownership of four (4) Special Purpose Vehicles which run a 26.57MW photovoltaic plant in Greece;

“Due Diligence Procedure”	shall mean the evaluation of the financial and legal standing of the Company and any of its subsidiaries in terms of sub-Clause 3.1 hereof;

“Encumbrance”

shall mean any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Indemnity”	shall mean the indemnity in Clause 5 hereof;

“Liabilities”

shall mean all liabilities, duties and obligations of every description, whether deriving from contract, law, or statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed or whether owned or incurred severally or jointly and as principal or surety (“Liability” meaning any one of the foregoing);

“Loan”

shall mean the total amount of sixty-eight million, four hundred and eighteen thousand, four hundred and fifteen Euro (€68,418,415) loaned by Vendor SES to the Company; broken down as to (i) the original loan amount of sixty-four million, nine hundred and eighty-nine thousand Euro (€64,989,000), (i) together with interest thereon up to and including 31st August 2014 in an amount of three million, one hundred and thirteen thousand, four hundred and fifteen Euro (€3,113,415) and (ii) a further amount of three hundred and sixteen thousand Euro (€316,000) paid by Vendor SES to the Company;

“Losses”	shall mean all losses, liabilities, costs (including, without limitation, legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Pledge Agreement”	shall mean the pledge agreement entered into by and between the Parties, bearing the same date of this Agreement, in respect of the Sale Shares so transferred from the Vendors to the Purchaser;

“Sale Amount”	shall mean the consideration for the Sale Shares set forth in sub-Clause 2.1 hereof;

“Sale Shares”	shall mean collectively the Sale Shares One and the Sale Shares Two;

“Sale Shares One”	shall mean seventy thousand (70,000) Ordinary ‘A’ shares having a nominal value of one Euro (€1) each, fully paid up, being sold by and transferred from Vendor SES to Purchaser One;

“Sale Shares Two”

shall mean (i) twenty-nine thousand, nine hundred and ninety-nine (29,999) Ordinary ‘A’ shares having a nominal value of one Euro (€1) each, fully paid up, being sold by and transferred from Vendor SES to Purchaser Two, and (ii) one (1) Ordinary ‘B’ Share having a nominal value of one Euro (€1), fully paid up, being sold by and transferred from Vendor SSC to Purchaser Two;

“SPVs”

shall mean and include Orion Energy SA, Astraios Energy SA, Jasper Pv Makedonia Energy SA, and Photovoltaica Parka Veroia I SA, as each of these companies are specifically described and identified under the definition of “Company” above in this Agreement;

“Tax”

shall mean all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values or consideration for acquisition of assets, turnover, added value or other reference and statutory, governmental, state, provincial, local, governmental or municipal impositions, duties, contributions, rates and levies (including, without limitation, social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or a deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

“Warranties”	shall mean the warranties and representations made by the Vendors in Clause 4 hereof;

(ii)	References to recitals, clauses and schedules are to recitals to, clauses of, and schedules to this Agreement;

(iii)	The headings to clauses shall not affect their interpretation;

(iv)	Words importing the singular include the plural and vice-versa; words importing a gender include the male, female and neuter genders;

(v)	A reference to any statute or statutory provision shall be construed as reference to the same as it may have been amended up to the date of this Agreement; and

(vi)	Any provision of this Agreement which is expressed to bind more than one person shall, save where inconsistent with the context, bind them jointly and each of them severally.

NOW THEREFORE the Parties covenant and agree as follows:

1	Agreement to Sell the Sale Shares

1.1

On and subject to the terms and conditions of this Agreement, the Vendors as beneficial owners hereby agree to sell, transfer, and assign with full title guarantee to the Purchasers, which hereby agree to purchase and acquire, the Sale Shares in the respective proportions indicated herein, free from all Encumbrances, and together with all rights and liabilities attaching thereto with effect from the Closing Date, as follows:

1.1.1	Vendor SES agrees to sell, transfer and assign the Sale Shares One held by it in the Company to Purchaser One, which agrees to purchase and acquire same; and

1.1.2	Vendor SES and Vendor SSC, respectively, agree to sell, transfer and assign the Sale Shares Two held by them in the Company to Purchaser Two, which agrees to purchase and acquire same.

1.2

Pursuant to Clause 1.1 above, it is hereby agreed between the Parties that the Purchasers shall hold the Sale Shares in the respective proportions indicated herein and that all dividends, distributions and other rights arising from the Sale Shares shall vest in their entirety in the Purchasers from the Closing Date.

2	Consideration for Sale Shares

2.1

The Parties agree that the total consideration payable by both Purchasers to the Vendors for the purchase of the Sale Shares under this Agreement shall be an amount equivalent to seventy million, six hundred sixty thousand Euro (€70,660,000) (the “Sale Amount”), payable by the Purchasers to the Vendors in accordance with the shareholding portions so acquired by each respective Purchaser in accordance with sub-clause 1.1 of this Agreement and as set forth below:

2.1.1

Purchaser One undertakes to pay an amount equivalent to seventy per cent (70%) of the Sale Amount to Vendor SES, payable in cash, in accordance with the terms and conditions set forth in this Agreement; and

2.1.2

Purchaser Two undertakes to pay an amount equivalent to thirty per cent (30%) of the Sale Amount to the Vendors, up to their respective shareholdings in the Company, payable by way of its own stock in favour of Vendor SES, in accordance with the terms and conditions set forth in this Agreement.

2.2

The Parties agree that payment of the Sale Amount by the respective Purchasers to the respective Vendors shall be effected in accordance with the Vendors’ respective proportionate holding of the Sale Shares as follows:

The Purchasers shall, by no later than 30th September 2014, transfer to Vendor SES a certain number of shares of the common stock of Purchaser Two (the “Common Shares”) which has a lock-up period of three (3) months whose aggregate value equals thirty per cent (30%) of the Sale Amount, such aggregate value being calculated on the basis of the average closing price of the common stock of Purchaser Two over the period of twenty (20) market trading days immediately prior to the date on which this Agreement enters into effect (the “Share Price”).

2.2.1	The Purchasers shall pay the remaining balance equivalent to seventy per cent (70%) of the Sale Amount to the Vendors, up to their respective shareholdings in the Company, as follows:

2.2.1.1	Cash payment equivalent to five per cent (5%) of the Sale Amount by no later than 30 October 2014;

2.2.1.2	Cash payment equivalent to five per cent (5%) of the Sale Amount by no later than 30 December 2014;

2.2.1.3	Cash payment equivalent to thirty per cent (30%) of the Sale Amount by no later than 30 November 2015; and

2.2.1.4	Cash payment equivalent to thirty per cent (30%) of the Sale Amount by no later than 20 June 2016.

2.2.2

The Parties agree that until such time as the Purchasers have settled and paid in full the Sale Amount, all equity, whether direct or indirect, held by the Purchasers in any of the SPVs shall be pledged by the Purchasers in favour of the Vendors consequent to the pledge of the Sale Shares in the Company in accordance with and pursuant to the terms and conditions set forth in the Pledge Agreement.

2.3

The Parties hereby agree that pursuant to the conclusion of the transfer of shares contemplated herein and in recognition of their mutual desire for future co-operation, the Vendors, or one of their respective affiliated entities as the case may be, undertake to appoint Purchaser Two as the EPC contractor in connection with future projects undertaken by them, or one of their respective affiliated entities as the case may be, subject to the conclusion of an ad hoc contract/s for the purpose and the below conditions:

2.3.1

the Vendors hereby confirm that either one of them or one of their respective affiliated entities, as the case may be, shall be investing in photovoltaic plants with a capacity of over 360M within three (3) years from the Closing Date, and that the Vendors, or one of their respective affiliated entities as the case may be, shall appoint Purchasers as the EPC contractor in connection with such project; and

2.3.2

provided that the price of the EPC contract work and the relative terms of payment set by Purchasers for the EPC work in question shall not be less than the then current market price / levels for comparable work.

2.4

Vendor SES hereby declares and confirms that the Sale Amount set out in sub-Clause 2.1 hereof takes into consideration and includes the Loan granted by it to the Company and Vendor SES, accordingly, accepts said Sale Amount in accordance with the terms hereof and up to its respective portion thereof in full and final settlement of the Loan.

2.5

The Purchasers hereby agree to relinquish the Vendors from any liability or responsibility in respect of all of the Company’s liabilities, whether present or future, including, for the avoidance of doubt, any undisclosed liabilities and, accordingly, the Purchasers hereby renounce to any claims and/or pretences against the Vendors in respect of any undisclosed liabilities. Furthermore, the Parties acknowledge and agree that, other than the amounts disclosed herein, no other amounts are due by either of the Vendors to the Company or the Purchasers. Provided that the Company still owes to Vendor SES the amount of the Loan granted by Vendor SES to the Company, which Loan amount shall be settled in full as provided in this Agreement.

2.6

Each Party hereto will be responsible for its own costs related to the transaction in subject, including all legal and other advisory fees. Tax on capital gains due in respect of the Sale Amount, if any, shall be due by the Vendors and shall be paid thereby to the Commissioner of Inland Revenue, whilst stamp duty costs, if any, shall be due by the Purchasers and shall be paid thereby to the Commissioner of Inland Revenue.

3	Closing

3.1

The Purchasers hereby declare to have carried out a Due Diligence Procedure on the Company prior to execution of this Agreement, and are therefore aware of and fully satisfied with the legal and financial standing thereof, and of any obligations contracted or otherwise assumed by the Company or any of its subsidiaries to date;

3.2	The Vendors shall, contemporaneously with the execution of this Agreement (the “Closing Date”):

3.2.1	Deliver to the Purchasers certified copies of resolutions in writing or minutes in the agreed form authorising the transfer and sale of shares in terms of this Agreement;

3.2.2

Return to the Company any and all property of the Company, which the Vendors confirm has not been tampered with in any way, including any intellectual property, data or other documents, whether in hard or soft copy, as well as any equipment, structures or other assets belonging to the Company, held by any one of the Vendors, whether in their direct or indirect control or possession;

3.2.3	Deliver or make available to the Purchasers the following documentation:

3.2.3.1	Transfers of the Sale Shares duly executed by the Vendors in favour of the Purchasers, accompanied by the relative share certificates;

3.2.3.2

Notification Form (Form T) addressed to the Malta Registrar of Companies setting out the transfer of the Sale Shares from the respective Vendors to the Purchasers (in the form set out in Schedule 1 hereto);

3.2.3.3

Letter of resignation of the director and/or Company Secretary of the Company, with a written acknowledgement in the form set out in Schedule 2, that he/they has/have no claim against the Company on any grounds whatsoever arising from his directorship/holding of the office of company secretary or the termination thereof; and

3.2.3.4	Any and all corporate documents with respect to each of the Vendors required for the purpose of registering the Purchasers as the shareholders of the Company as required under the applicable laws.

3.3	Upon the terms and subject to the conditions contained herein, the Parties agree:

3.3.1

To use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things lawful, reasonable, necessary, proper or advisable to complete and make effective the transactions contemplated by this Agreement;

3.3.2	To execute any documents or instruments of any kind which may be lawful, reasonable, necessary, proper or advisable to carry out any of the transactions contemplated herein; and

3.3.3	To cooperate with each other in connection with the foregoing.

3.4

The Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Sale Shares as are reasonably necessary to respond to notices or audit requests, for the preparation of any return with respect to taxes or claims for refund and for the prosecution or defence of any claim, suit or proceeding relating to any proposed adjustment with respect to taxes.

4	Warranties

4.1	Subject to sub-Clause 4.5 below, the Vendors warrant that:

4.1.1	Vendor SES and Vendor SSC are the sole beneficial owners of the Sale Shares One and the Sale Shares Two respectively;

4.1.2

The Vendors have all rights over the Sale Shares in their respective proportions and in accordance with the class rights stipulated in the Memorandum and Articles of Association of the Company, as amended;

4.1.3	The Sale Shares have been properly and validly issued and allotted and are fully paid and not subject to any call pursuant to the Company’s Articles of Association;

4.1.4	The Sale Shares are free and clear of all Encumbrances or obligations and that there are no outstanding subscriptions, commitments, warrants or options for the purchase of the Sale Shares; and

4.1.5	The Vendors are hereby transferring, in their respective proportions, good and marketable title to the Sale Shares to the Purchasers in the proportions stipulated in this Agreement.

4.2

Additionally to the Warranties in sub-clause 4.1 above, for the purpose of assuring to the Purchasers the full benefit of the Company and the operation of the Company’s Business, as well as the scope of the share sale and purchase subject hereof, the Vendors respectively further undertake and warrant as separate and independent covenants that neither one of them, whether jointly or individually, solely or in partnership with others, will:

4.2.1

at any time after the date hereof disclose to any person, or themselves use for any purpose, and shall use their best endeavours to prevent the publication or disclosure of, any information concerning the transaction contemplated herein and/or the operation, business, accounts or finances of the Company or any of its clients’ or customers’ transactions or affairs which may have come to their knowledge or do anything which might prejudice the goodwill of the operations of the Company or the Company’s Business.

4.3

Furthermore, the Vendors warrant and represent to the Purchasers that the Warranties made by them as set out in sub-clauses 4.1 and 4.2 above are true and accurate and not misleading as of the date of this Agreement and that:

4.3.1	The Vendors acknowledge that the Purchasers have entered into this Agreement in reliance upon the Warranties;

4.3.2	Each of the Warranties shall be separate and independent and shall not be limited by reference to anything in this Agreement; and

4.3.3	The Purchasers acknowledge that they have not been induced to enter into this Agreement by any representations or warranty other than the Warranties.

4.4

A claim for breach of any Warranty may be made whether or not the relevant facts, matters or circumstances giving rise to the breach were known to the Purchasers or to any of the directors, officers, employees or agents of the Purchasers other than by virtue of the disclosures made in this Agreement.

4.5	The Warranties are subject to the matters which are fully and fairly disclosed in this Agreement;

4.6

Each of the Warranties is without prejudice to any other warranty or undertaking and, except where expressly stated, no clause contained in this Agreement governs or limits the extent or application of any other clause contained herein;

4.7

If after the signing of this Agreement the Vendors become aware that any of the Warranties was untrue, inaccurate or misleading in any respect as of the signing of this Agreement, the Vendors shall immediately notify the Purchasers in writing setting out full details of the matter as are available to the Vendors and the Vendors shall make any investigation concerning the event or matter and take such action to correct or remedy the matter as the Purchasers may reasonably require;

4.8

Promptly upon the occurrence of, or promptly upon any one of the Vendors becoming aware of, the impending or threatened occurrence of any event which would or might reasonably be expected to cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known to the Vendors prior to the date of this Agreement) of any Warranties, the Vendors shall give written notice of the same to the Purchasers and shall use their best endeavours promptly to prevent or remedy same.

5	Indemnity and Release

5.1

The Vendors shall indemnify and agree to keep the Purchasers indemnified against any default or breach of any of the Warranties or of any other obligations or representations incumbent on the Vendors under this Agreement and against any Loss or Liability arising therefrom, including, for the avoidance of doubt, any such Loss or Liability which arises after Closing but relates to acts, omissions, events or other circumstances prior to Closing.

5.2

Except for the Sale Amount which shall be settled in accordance with the terms of this Agreement, and the Loan granted by Vendor SES to the Company, the Vendors as of the Closing Date shall release and discharge the Company irrevocably and without limitation from any and all claims that they may have, whether asserted or not and whether known or unknown, against the Company in relation to any conditions, guarantees, indemnities, insurance policies, contracts, agreements (in each case whether express or implicit) or any other arrangements of any description or otherwise, based on facts arising before Closing. For the avoidance of doubt, the Vendor SES does not and shall not release and discharge the Company from its duty and obligation to repay the Loan granted by Vendor SES to the Company, the amount of which the Company still owes and accordingly shall settle in full and be repaid to Vendor SES as provided in this Agreement.

6	Claims

6.1

If the Purchasers become aware of any fact, matter or circumstance that may give rise to a claim against the Vendors whether for breach of any Warranty or under the Indemnity in Clause 5 above, the Purchasers shall as soon as reasonably practicable, but by no later than the earlier of:

6.1.1	Five (5) working days before the lapse of any applicable deadline for the contestation of such claim by the Company; or

6.1.2	Thirty (30) days from the date when the Purchasers become aware of any such fact, matter or circumstance;

give a notice in writing to the Vendors setting out such information as is available to the Purchasers as is reasonably necessary to enable the Vendors to assess the merits of the claim, to act to preserve evidence and to take such actions as the Vendors may reasonably require. Should the Purchasers fail to notify the Vendors within the afore-said time limits, the Vendors shall be deemed to have been irrevocably released from any liability towards the Purchasers in respect of such claim.

6.2

If the matter or circumstance that may give rise to a claim against the Vendors, whether for breach of any Warranty or under the Indemnity in Clause 5 above, is a result of or is connected to a claim by or liability to a third party then the Vendors shall be entitled, upon being notified of the claim, in consultation with the Purchasers, to take such action as is necessary to avoid, dispute, deny, defend, resist, appeal or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) and may compromise or settle the claim with any third party following consultation with the Purchasers.

7	Confidentiality and Announcements

7.1

The Parties shall treat as strictly confidential all commercially sensitive information received or obtained as a result of or in anticipation of entering into or performing this Agreement which relates to:

7.1.1	The provisions of this Agreement;

7.1.2	The negotiations leading to this Agreement;

7.1.3	The subject matter of this Agreement; or

7.1.4	The affairs of the Company or the Company’s Business.

7.2

A Party may disclose to its professional advisors and bankers any information which would otherwise be confidential, provided that the relevant Party at all times procures that any person to whom any such information is disclosed at all times treats that information as confidential in accordance with the provisions of this Clause 7.

7.3	Sub-clause 7.1 shall not prevent any disclosure if and to the extent such disclosure:

7.3.1	is required by law;

7.3.2	is required by any securities exchange or regulatory or governmental body to which a Party is subject, wherever situated;

7.3.3	is required to vest the full benefit of this Agreement in any other party to this Agreement; or

7.3.4	contains information which, as of the date of the disclosure, has already entered the public domain through no fault of that Party;

7.4

Except as may be required by law or regulation or an applicable regulatory authority, whether or not having the force of law, no announcement or circular which contains information of the type described in sub-clause 7.1 hereof shall be made or issued by or on behalf of any Party at any time without the prior written approval of the other Parties, which approval shall in all instances not be unreasonably withheld or delayed.

8	Other Provisions

8.1

Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision and that sum is subject to a charge to Tax in the hands of the recipient, the sum payable shall be increased to such sum as will ensure that after payment of such Tax (and after giving credit for any tax relief available to the recipient in respect of the particular income/payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Tax.

8.2

Where under the terms of this Agreement one Party is liable to indemnify or reimburse another Party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon, if it is chargeable in terms of law, as is not otherwise recoverable by the other Party/Parties, subject to that Party/Parties using all reasonable endeavours to recover such amount of VAT as may be practicable.

9	Notices

9.1

Any notice, claim or demand required to be given or made for any purpose of or connected with this Agreement may be given or made by sending the same by mail to the relevant address shown in this Agreement or such other address as shall have been notified by the Party concerned to the other Parties.

10	Counterparts

10.1

This Agreement may be executed in any number of counterparts each of which, when so executed and delivered, shall be an original, but all of the counterparts shall together constitute one and the same instrument.

11	Waiver

11.1

The failure of a Party to enforce or to exercise, at any time or for any period of time, any term of or any right arising under or pursuant to this Agreement does not constitute, and shall not be construed as, a waiver of such term or right and shall in no way affect that Party’s right to enforce or exercise it later.

11.2

No waiver by the Purchasers, or any of them, of any breach or non-fulfilment by any one or more of the Vendors of any provision of this Agreement shall be deemed to be a waiver of any subsequent or other breach of that or any other provision. No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy. The rights and remedies of the Purchasers stipulated in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

12	Entire Agreement

12.1

This Agreement (together with the Schedules) sets forth the entire agreement and understanding between the Parties in respect of the matters set out herein and, accordingly, this Agreement supersedes and overrides any other agreement or understanding between the Parties in respect of the subject-matter hereof.

12.2	Save as expressly set out herein, neither Party has relied on the Warranties or representation of any other party to induce it to enter into this Agreement.

12.3	No purported variation of this Agreement shall be effective unless made in writing and signed by each Party and specifically referring to this Agreement.

12.4

Nothing in this clause 12 shall exclude any liability which any Party would otherwise have to another Party, or any right which any of them may have to rescind this Agreement, in respect of statements made fraudulently by such other Party/Parties prior to the execution of this Agreement, or any rights which any of them may have in respect of fraudulent concealment by another Party/Parties.

13	Assignment

13.1	This Agreement shall be binding on the Parties and none of the Parties shall be entitled to assign this Agreement, whether in whole or in part, or any of its rights or obligations contained herein.

14	Further Assurance

14.1

Each Party shall co-operate with the others and execute and deliver to the others such other instruments and documents and take such other actions as may be reasonably requested from time to time in order to carry out, evidence and confirm their rights and the intended purpose of this Agreement.

15	Severability

15.1

If any part of this Agreement is found by a court of competent jurisdiction or other competent authority to be invalid or unenforceable, then such part will be severed from the remainder of this Agreement, which will continue to be valid and enforceable to the fullest extent permitted by law. In the event of a holding of invalidity so fundamental as to prevent the accomplishment of the purpose of the Agreement, the Parties shall promptly commence good faith negotiations to remedy such invalidity.

16	Governing Law and Submission to Jurisdiction

16.1	This Agreement shall be governed by and construed in accordance with Maltese law.

16.2

Any question or difference which may arise concerning the construction, meaning or effect of this Agreement or concerning the rights, duties, obligations and liabilities of the Parties hereunder, or any other matter arising out of or in connection with this Agreement, shall be referred to and settled by arbitration. The venue of such arbitration shall be Malta. The number of arbitrators shall be three (3). The appointing authority shall be the Malta Arbitration Centre save as provided below. Each Party to the arbitration proceedings shall appoint one (1) arbitrator. If within fifteen (15) days after receipt of the claimant’s notification of the appointment of an arbitrator the respondent has not notified the claimant of the name of the arbitrator he appoints, the second arbitrator shall be appointed by the Malta Arbitration Centre. The two (2) arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the tribunal. If within fifteen (15) days after the appointment of the second arbitrator, the two arbitrators have not agreed upon the choice of the presiding arbitrator, then, at the request of either Party to the arbitration proceedings, the presiding arbitrator shall be appointed by the Malta Arbitration Centre. The language of the arbitration shall be English. The award of the arbitrators shall be final and binding upon the Parties. Any reference under this sub-clause 16.2 shall be deemed to be a reference to arbitration within the meaning of Part IV of the Arbitration Act (Chapter 387 of the Laws of Malta).

/s/ Dejun Ye	/s/ Dejun Ye

Dejun Ye	Dejun Ye
For and on behalf of	For and on behalf of
Sinsin Europe Solar Asset	Sinsin Solar Capital
Limited Partnership	Limited Partnership

/s/ Xiahou Min	/s/ Xiahou Min

Xiahou Min	Xiahou Min
For and on behalf of	For and on behalf of
SPI China (HK) Limited	SOLAR POWER, Inc.

SCHEDULE 1

Form T

No. of Company – C-60350

COMPANIES ACT, 1995

Notice of transfer or transmission of shares

Pursuant to Section 120 (3)

Name of Company	Sinsin Renewable Investment Limited

Delivered by	Company Secretary

To the Registrar of Companies:

Sinsin Renewable Investment Limited

hereby gives notice in accordance with Section 120(3) of the Companies Act, 1995 that one hundred thousand (100,000) ordinary shares having a nominal value of €1 per share have been transferred as indicated hereunder.

Name and Address of transferor	Name and Address of transferee	No. of shares transferred	Type and Class of shares
Sinsin Europe Solar Asset Limited Partnership (70887) Suite 716, 10 Market Street, Grand Cayman KY1-9006, Cayman Islands	SPI China (HK) Limited (1576998) RM 1702, 17/F, Tung Hip Commercial Building, 248 Des Voeux Rd Central, Hong Kong	70,000 (seventy thousand)	Ordinary A
Sinsin Europe Solar Asset Limited Partnership (70887) Suite 716, 10 Market Street, Grand Cayman KY1-9006, Cayman Islands	SOLAR POWER, Inc. (20-4956638) 201, California St, Suite 1250, San Francisco, California 94111, United States of America	29,999 (twenty-nine thousand, nine hundred and ninety-nine)	Ordinary A
Sinsin Solar Capital Limited Partnership (70738) Suite 716, 10 Market Street, Grand Cayman KY1-9006, Cayman Islands	SOLAR POWER, Inc. (20-4956638) 201, California St, Suite 1250, San Francisco, California 94111, United States of America	1 (one)	Ordinary B

The above transfer of shares has been registered with the company on the _____________ 2014.

Signature
Director/Secretary

Dated this _____ day of ____________ of the year 2014.

SCHEDULE 2

To:	Sinsin Renewable Investment Limited – C-60350

192, Old Bakery Street

Valletta VLT 1455

Malta

I, the undersigned [-], holder of passport number [-], of [-], HEREBY IRREVOCABLY AND UNCONDITIONALLY RESIGN with immediate effect from the office of director of Sinsin Renewable Investment Limited [C-60350] (the “Company”). I hereby acknowledge and confirm that I have no claims, pretences or rights of action against the Company for compensation arising pursuant to my directorship in the Company or for loss of office of director on any grounds whatsoever.

Signed and delivered on this ___ day of ______________ of the year 2014.